LOAN AGREEMENT

between

NLKW HOLDING, LLC, as Borrower,

and

VALHI, INC., as Lender,

dated as of

November 14, 2016

TABLE OF CONTENTS

Recitals
ARTICLE I Definitions
ARTICLE II The Commitment and Loans
ARTICLE III Taxes
ARTICLE IV Conditions Precedent
ARTICLE V Representations and Warranties
ARTICLE VI Affirmative Covenants
ARTICLE VII Negative Covenants
ARTICLE VIII Events of Default and Remedies
ARTICLE IX Miscellaneous

EXHIBIT A           PLEDGE AND SECURITY AGREEMENT

EXHIBIT B           REVOLVING CREDIT LOAN NOTE

LOAN AGREEMENT

This Loan Agreement (this "Agreement"), dated as of November 14, 2016, is entered into between NLKW Holding, LLC a Delaware limited liability company (the "Borrower"), and Valhi, Inc., a Delaware corporation (the "Lender").

Recitals
 WHEREAS, Borrower desires to enter into a loan transaction with Lender for the extension of credit upon the terms and conditions set forth herein; and
WHEREAS, Lender desires to extend Borrower credit and enter into this loan transaction upon the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

 Definitions
1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in Control of, is controlled by, or is under common Control with, such Person.
"Applicable Interest Rate" means the Prime Rate plus one and seven eighth's percent (1.875%) per annum.
"Back-to-Back Loan Agreement" means that certain Back-to-Back Loan Agreement dated as of November 14, 2016, between the Borrower, as lender, and the Sole Member, as borrower.
"Back-to-Back Security Agreement" means that certain Back-to-Back Pledge and Security Agreement, dated as of November 14, 2016, from the Sole Member, as grantor, to Valhi, Inc., as secured party, to provide further security for the Loans.
"Bankruptcy Code":  Title 11 of the United States Code, as amended.
"Business Day" means (a) for all purposes other than as covered by subsection (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close.
"Change of Control" means (a) the Sole Member ceasing to own, directly or indirectly, one hundred percent (100%) of the limited liability company membership Units of the Borrower on a fully diluted basis or (b) Permitted Holders ceasing to Control the Sole Member.
"Closing Date" means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.

"Collateral" has the meaning for such term set forth in the Security Agreement.
"Collateral Coverage Value" shall mean on any day of determination the product of (Y) the number of shares of Kronos Stock pledged as Collateral as provided in the Security Agreement, multiplied by (Z) the Quoted Market Price for such Kronos Stock.
"Collateral Promissory Note" means, in connection with the payment of any Collateral Purchase Price, an unsecured promissory note from the Lender payable to the Borrower, (a) in a principal amount not to exceed 50% of the Collateral Purchase Price, (b) bearing interest from the borrowing date, payable quarterly, at a per annum rate equal to the Prime Rate as of such date of issuance plus 2.75%, (c) for a term not to exceed 5 years from the borrowing date, (d) with principal payable in its entirety by balloon payment at maturity, provided that principal may be prepaid at any time and from time to time, in whole or in part, without premium or penalty, and (e) with such other terms and conditions consistent with a 5-year unsecured promissory note of a public company with a credit-rating similar to that of the Lender at the time of issuance.
"Collateral Purchase Price" shall have the meaning set forth in Section 8.02(b)(v).
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.  "Controlling" and "Controlled" have meanings correlative to Control.
"Debt" of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money or other extensions of credit, whether secured or unsecured, whether contingent or absolute; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) that portion of all obligations arising under leases that is required to be capitalized on the balance sheet in accordance with GAAP; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; (g) all guaranty obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (f) above; and (h) all obligations of the kind referred to in subsections (a) through (g) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
"Default" means any of the events specified in Section 8.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8.01 would, unless cured or waived, become an Event of Default.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
"Event of Default" has the meaning set forth in Section 8.01.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
"Insolvency Event":  With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.
"Insolvency Laws":  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
"Interest Payment Date" means, prior to the Maturity Date, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month), and the Maturity Date.

"Kronos Stock" means shares of common stock of Kronos Worldwide, Inc., a Delaware corporation, which shall be the Collateral for the Loan as provided in the Security Agreement.
"LLC Agreement" means that certain Limited Liability Company Agreement of NLKW Holding, LLC, made and entered into as of November 7, 2016, by the Sole Member.
"Lien" means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).
"Loan" means any Revolving Credit Loan and "Loans" means all outstanding Revolving Credit Loans in the aggregate, as the context may require.
"Loan Documents" means, collectively, this Agreement, the Security Agreement, the Revolving Credit Note and all other agreements, documents, certificates and instruments executed and delivered to Lender by Borrower in connection therewith.
"Outstanding Loan Amount" shall have the meaning set forth in Section 8.02(b)(v).
"Market Value":  with respect to the Kronos Stock, shall mean, as of any date of determination, the price at which such Collateral could readily be sold as of such date to an independent third party purchaser, as determined by an independent third-party valuation provider unaffiliated with the Lender and having expertise in the valuation of publicly and privately-traded securities, as selected by Lender in its sole discretion.
 "Material Adverse Effect" means a material adverse effect on or material adverse change in or to (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of Borrower or the Sole Member, individually, or Borrower and the Sole Member taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Loan Document, (d) the rights or remedies of Lender under any Loan Document or (e) the ability of Borrower to perform any of its material obligations under any Loan Document to which it is a party.
"Maturity Date" means the earlier to occur of December 31, 2023, (b) the date on which the maturity of the Loans is accelerated (or deemed accelerated) hereunder and (c) the Revolving Credit Commitment is reduced to zero or terminated.
"Permitted Holders" means (a) Lisa K. Simmons and Serena Simmons Connelly, (b) members of Ms. Simmons' and Ms. Connelly's families (including their spouse and/or descendants, whether natural or adopted), (c) any trust established for the benefit of Ms. Simmons and Ms. Connelly and members of their families and any trustees and beneficiaries thereof, (d) any Person that is Controlled by any one or more of the Persons specified in (a) through (c) above, and (e) any group made up of any two or more of the Persons specified in (a) through (d) above.
"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

"Prime Rate" means the fluctuating interest rate per annum in effect from time to time equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal or other reliable source.
"Quoted Market Price" means, with respect to any security, the most recent closing price of such security on the New York Stock Exchange or, if such security is not listed on the New York Stock Exchange but is listed on another recognized national securities exchange, the most recent closing price of such security on such other exchange, or if such security is not listed on a recognized national securities exchange, the closing price of such security as reported on the National Association of Security Dealers Automated Quotations Systems National Market System or, if applicable, the average of the closing bid and asked quotations for such security as reported on National Association of Security Dealers Automated Quotations Systems.
"Related Parties" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
"Revolving Credit Commitment" means the obligation of Lender to make Revolving Credit Loans in an aggregate principal amount not to exceed $50 million, as the same may be increased by the Lender, from time to time, in its sole discretion.
"Revolving Credit Loans" means any revolving credit loan made by Lender under this Agreement, in an aggregate amount not to exceed the Revolving Credit Commitment.
"Revolving Credit Note" means a promissory note of Borrower payable to Lender, evidencing the aggregate indebtedness of Borrower to Lender from Revolving Credit Loans, in the form attached hereto as Exhibit B.
"Security Agreement" means the Pledge and Security Agreement, dated as of the date hereof, made by Borrower in favor of Lender, in the form attached hereto as Exhibit A, as the same may be amended, restated, supplemented or otherwise modified from time to time.
"Sole Member" means NL Industries, Inc. a New Jersey corporation and the sole member of the Borrower.
"Solvent":  With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time:  (a) the fair value of the assets and property of such Person is greater than the amount of such Person's debts as such value is established and debts evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets and property would constitute unreasonably small capital.

"Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.
"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.
ARTICLE II

 The Commitment and Loans
2.01 Revolving Credit Commitment.
 Subject to the terms and conditions of this Agreement, prior to the Maturity Date Lender agrees to make Revolving Credit Loans to Borrower from time to time in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Credit Commitment. Borrower may use the Revolving Credit Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, in each case in increments of $100,000.
2.02 Procedures for Revolving Credit Borrowing.
Borrower may borrow under the Revolving Credit Commitments on any Business Day upon one Business Day notice to Lender.
2.03 Repayment of Loans; Evidence of Debt.
(a)	Borrower hereby unconditionally promises to pay to Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all Loans on the Maturity Date.
(b)
Lender shall maintain an account or accounts evidencing indebtedness of Borrower to Lender resulting from each Loan, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(c)	Borrower will promptly execute and deliver to Lender a Revolving Credit Note evidencing the Revolving Credit Loans, in the form of Exhibit B attached to this Agreement.
2.04 Optional Prepayments.
Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty.

2.05 Mandatory Prepayments.
 If for any reason the aggregate principal amount of Revolving Credit Loans at any time outstanding exceeds the Revolving Credit Commitment then in effect, Borrower shall immediately repay Revolving Credit Loans in an amount equal to such excess.
2.06 Interest.
(a)	Each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Interest Rate.
(b)
If (i) all or any amount of the principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at the Maturity Date, by acceleration or otherwise, such overdue principal amount shall bear interest at a rate of interest per annum equal to the Applicable Interest Rate plus 2% and shall be payable on demand, and (ii) if all or any portion of any interest on any Loan or other amount payable hereunder shall not be paid when due, whether at the Maturity Date, by acceleration or otherwise, such overdue interest amount shall bear interest at a rate per annum equal to the Applicable Interest Rate plus 2%.

(c)	Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.
2.07 Computation of Interest and Fees.
 All computations of interest accrued and payable shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
ARTICLE III

Taxes
3.01 Taxes.
(a)
Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law.

(b)	Without limiting the provisions above, Borrower shall timely pay any other Taxes imposed on it or its property, when due, to the relevant Governmental Authority in accordance with applicable law.

ARTICLE IV

 Conditions Precedent
4.01 Conditions Precedent to Initial Loans.
The obligation of Lender to make the initial Loan requested to be made by it hereunder is subject to the satisfaction or the waiver by Lender of the following conditions precedent:
(a)	Lender shall have received this Agreement, duly executed and delivered by Borrower and the Security Agreement and other Loan Documents.
(b)
Lender shall have received audited consolidated financial statements of Sole Member for the two most recent fiscal years ended prior to the Closing Date and unaudited interim consolidated financial statements of Sole Member for each fiscal quarter ended after the date of the latest applicable audited financial statements delivered as to which such financial statements are available.

(c)	There shall have occurred no Material Adverse Effect since the date of the last audited full year financial statement of the Sole Member.
(d)
Lender shall have received the certificates representing the Collateral (if in certificated form) pledged to Lender pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Borrower and, in the case of uncertificated Collateral, Lender shall either have been registered by the issuer of such uncertificated Collateral as the registered owner, or the issuer of such uncertificated Collateral shall have agreed in writing to comply with all instructions from Lender with respect to the uncertificated Collateral without further consent from Borrower for so long as this Agreement is in effect.

(e)
Lender shall have received satisfactory evidence that each document required by the Loan Documents or any requirement of law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under this Agreement), including UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by Lender, shall be in proper form for filing, registration or recording and shall have been properly filed, registered or recorded (or provided to Lender to be properly filed, registered or recorded, as applicable).

4.02 Conditions Precedent to Each Loan.
The obligation of Lender to make each Loan requested to be made by it hereunder (including, without limitation, its initial extension of credit), is subject to the satisfaction or the waiver by Lender of the following conditions precedent:

(a)
Each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on such earlier date.

(b)	No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.
Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower, as of the date such Loan is made, that the conditions contained in this Article have been satisfied.
ARTICLE V

 Representations and Warranties
To induce Lender to enter into this Agreement and to make the Loans hereunder, Borrower hereby represents and warrants to Lender that:
5.01 Existence; Compliance with Laws.
Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect, and (c) to the best of its knowledge, is in compliance with all legal requirements except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02 Power; Authorization; Enforceability.
(a)
Borrower has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder.

(b)
This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of Borrower thereto, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.03 No Contravention.
The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of Loans hereunder and the use of the proceeds thereof will not violate any contractual obligation of Borrower.

5.04 Financial Statements.
(a)
To the knowledge of Borrower after due inquiry, the audited consolidated balance sheet of Sole Member as at December 31, 2015, and the related consolidated statement of income and of cash flows and equity for the fiscal year then ended present fairly the consolidated financial condition of Sole Member as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b)
To the knowledge of Borrower after due inquiry, the unaudited consolidated balance sheet of Sole Member as at September 30, 2016, and the related unaudited consolidated statement of income and of cash flows for the interim period then ended present fairly the consolidated financial condition of Sole Member as at such date, and the consolidated results of operations and their consolidated cash flows for the interim period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

5.05 No Material Adverse Effect.
To the knowledge of Borrower after due inquiry, since September 30, 2016, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect on Sole Member.
5.06 Taxes.
 To the knowledge of Borrower after due inquiry, Sole Member has filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings).
5.07 Security Documents.
 The Security Agreement creates in favor of Lender a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.08 Solvency.
Borrower is, and after giving effect to the incurrence of all debt and obligations incurred in connection herewith will be, solvent.
ARTICLE VI

 Affirmative Covenants
So long as Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to Lender hereunder or under any other Loan Document have not been paid in full, Borrower shall:

6.01 Financial Statements.
Furnish to Lender:
(a)
As soon as available, but in any event not later than 90 days after the end of each fiscal year of Sole Member, a copy of the annual audit report of Sole Member for such year including a copy of the audited consolidated balance sheet of Sole Member as at the end of such year and the related audited consolidated statements of income and of cash flows and equity for the year then ended, together with an opinion as to such audit report of Sole Member's independent certified public accountants which does not contain a "going concern" or similar qualification or exception, or qualification arising out of the scope of the audit; and

(b)
As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Sole Member, the unaudited consolidated balance sheet of Sole Member as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows and equity for such quarter and the portion of the fiscal year through the end of such quarter.

 All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.
6.02 Notices.
Promptly advise Lender of:
(a)	The occurrence of any Default or Event of Default;
(b)
Any (i) default or event of default under any contract to which Borrower is a party or (ii) litigation, investigation or proceeding that may exist between Borrower and any Governmental Authority, in each case that if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)	Any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
6.03 Maintenance of Existence; Compliance.
(a)
(i) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Comply with all legal requirements except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.04 Maintenance of Property; Insurance.
(a)	Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
(b)
Maintain insurance with respect to its property and business with financially sound and reputable insurance companies, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business; provided, however, that Borrower may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties to Borrower.

6.05 Inspection of Property; Books and Records; Discussions.
 Keep proper books of records and accounts, in which full, true and correct entries in all material respects and in any event in conformity with GAAP and all legal requirements shall be made of all dealings and transactions and assets in relation to its business and activities.
6.06 Use of Proceeds.
Use the proceeds of the Loans only to extend a loan to the Sole Member in accordance with the Back-to-Back Loan Agreement.
6.07 Additional Collateral, Etc.
(a)	With respect to any shares of Kronos Stock acquired by Borrower after the Closing Date that are intended to be subject to a Lien created by the Security Agreement or any Loan Document:
(i)
execute and deliver to Lender such supplements or amendments to the Security Agreement or such other documents as Lender deems necessary or advisable to grant to Lender a security interest in such property; and

(ii)
take all actions necessary or advisable to grant to Lender a perfected first priority security interest in such property, including the delivery to the Lender of any related physical stock certificates endorsed in blank or otherwise at the direction of the Lender, and the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by Lender.

6.08 Further Assurances.
Promptly upon the request of Lender:
(a)	Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)
Do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as Lender, may require from time to time in order to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created under the Security Agreement and the other Loan Documents.

ARTICLE VII

 Negative Covenants
So long as Borrower has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to Lender hereunder have not been paid in full:
7.01 Limitation on Debt.
Borrower shall not create, incur, assume, permit to exist or otherwise become liable with respect to any Debt, except:
(a)	Debt existing or arising under this Agreement and any other Loan Document; and
(b)	Debt existing on the Closing Date and any refinancings, modifications, renewals and extensions of any such Debt.
7.02 Limitation on Liens.
Borrower shall not create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests of any Affiliates held by Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:
(a)	Liens created pursuant to or arising under any Loan Document;
(b)
Liens imposed by law for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if, unless the amount is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c)
Carriers', warehousemen's, mechanics', materialmen's, repairmen's and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted;

(d)
Pledges and deposits and other Liens (i) made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations, and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower;

(e)
Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature, in each case in the ordinary course of business;

(f)
Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of Borrower;

(g)	Liens in existence as of the Closing Date and any renewals, modifications, replacements and extensions of such Liens; and
(h)
Any Lien existing on any property or asset prior to the acquisition thereof by Borrower; provided that such Lien is not created in contemplation of, or in connection with, such acquisition by Borrower.

7.03 Mergers; Nature of Business.
 Borrower shall not
(a)	Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.
(b)	Engage in any business other than businesses of the type conducted by Borrower on the Closing Date and businesses reasonably related thereto.
7.05 Limitation on Dispositions.
Borrower shall not dispose of any of its property or assets, whether now owned or hereafter acquired, or issue or sell any Equity Interests of the Borrower to any Person, except as provided in or otherwise contemplated by the Basic Documents, nor shall Borrower sell, assign, convey, pledge, hypothecate or otherwise transfer its interest in the Kronos Stock to any Person other than to the Lender as provided in the Security Agreement.
7.06 Value of Collateral.
The Collateral Coverage Value shall not be less than two hundred percent (200%) of the aggregate principal amount of the outstanding Loans under this Agreement.

7.07 Consolidated Net Worth.
The excess of Borrower's consolidated total assets over consolidated total liabilities shall not be less than $50,000,000.

ARTICLE VIII

 Events of Default and Remedies
8.01 Events of Default.
Each of the following events or conditions shall constitute an "Event of Default" (whether it shall be voluntary or involuntary or come about or be effected by any legal requirement or otherwise):
(a)
Borrower fails to pay either (y) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (z) any interest on any Loan or any fee or other amount payable hereunder or under any other Loan Document when due, and in each case such failure remains unremedied for a period of 15 Business Days;

(b)
Borrower fails to perform or observe, or otherwise breaches any other covenant in (i) any of the Loan Documents, including as set forth in Section 7.06, or (ii) the LLC Agreement, including but not limited to as set forth in Sections 7(c) and 9(f) thereto, and such failure or breach continues unremedied for a period of 15 Business Days after written notice to Borrower from Lender;

(c)
any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of Borrower herein, in any other Loan Document, in the LLC Agreement of Borrower or any amendment or modification hereof or thereof or waiver hereunder or thereunder proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(d)
the Security Agreement ceases for any reason to be valid, binding and in full force and effect or any Lien created by the Security Agreement ceases to be enforceable and of the same effect and priority purported to be created thereby;

(e)	any Change of Control occurs;
(f)	there occurs an "Event of Default" under the Back-to-Back Loan Agreement or Back-to-Back Security Agreement;
(g)	there occurs in the judgment of Lender a Material Adverse Effect;
(h)	an Insolvency Event occurs with respect to Borrower or the Sole Member;
(i)	either Borrower or the Sole Member admits in writing that it is not Solvent or otherwise not able or willing to perform one or more of its obligations under the Loan Documents;
(j)
a final judgment or judgments for the payment of money with respect to Borrower that is not insured against is entered against Borrower in favor of one or more Governmental Authorities, such Governmental Authorities undertake any action to execute on such final judgment or judgments, and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof;

(k)
a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Borrower, (ii) displace the management of Borrower or curtail its authority in the conduct of the business of Borrower, (iii) terminate the activities of Borrower as contemplated by the Loan Documents and LLC Agreement, (iv) consolidate the Borrower with the Sole Member or any other company, or (v) remove, limit or restrict the Borrower as a borrower of the Loan, and in each case such action is not discontinued or stayed within thirty (30) days;

(l)
any provision of the Loan Documents, any right or remedy of Lender or obligation, covenant, agreement or duty of Borrower, or any Lien, security interest or control granted under or in connection with the Loan Documents or Collateral terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Borrower, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Borrower directly, indirectly, in whole or in part;

(m)	Lender ceases for any reason to have a valid and perfected first priority security interest in any Collateral, other than as a result of Lender's actions; or
(n)	Borrower engages in any conduct or action where Lender's prior consent is required by any Loan Document and Borrower fails to obtain such consent.
8.02 Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, then:
(a)
if such Event of Default is one specified in subsection (d), (g), (h), (i) (j), (k) or (l) above with respect to Borrower, the Revolving Credit Commitment shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall become immediately due and payable;

(b)	the Lender may take any one or more of the following actions:
(i)
Termination of Revolving Credit Commitments. Lender may, by notice to Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate;

(ii)
Amounts Due and Owing.  Lender may, by notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(iii)
Rights under Security Agreement.  Lender may exercise all rights and remedies available to it under the Security Agreement, any other Loan Document, any other agreement among Borrower and in favor of Lender (including any available rights of offset) and any rights and remedies provided by any other applicable law, rule or regulation;

(iv)
Completion, Delivery of Documents.  Lender may obtain physical possession of all Records of Borrower.  Borrower shall deliver to Lender such assignments and other documents with respect to the Collateral as Lender shall request.

(v)
Collateral Call Option.  Upon the occurrence of an Event of Default specified in section 8.01(h) above, Lender may, by notice to the Borrower, immediately purchase and retain all, but not less than all, of the Collateral at a purchase price (the "Collateral Purchase Price") equal to the Market Value thereof on the date of purchase, less the outstanding amounts then due and owing to the Lender under this Agreement as of such date of purchase (the "Outstanding Loan Amount"), for which the Lender shall give the Borrower credit.  At Lender's option, the Collateral Purchase Price may be paid by the Lender in cash, or in part in the form of a Collateral Promissory Note with the remainder in cash, in either case in the aggregate amount of the Collateral Purchase Price.  Until such time as Lender exercises such purchase remedy, Lender may hold the Collateral for its own account and retain all income with respect thereto and apply such income in accordance with the provisions of this Agreement.

(vi)
Equitable Remedies.  Lender shall be entitled to seek an injunction, an order of specific performance or other equitable relief to compel Borrower to fulfill any of its obligations as set forth in the Loan Documents or the LLC Agreement, if Borrower fails or refuses to perform its obligations as set forth herein or therein.

(vii)
Power of Attorney.  Borrower hereby appoints Lender as attorney in fact of Borrower for purposes of carrying out the Loan Documents solely with respect to the Collateral, including executing, endorsing and recording any instruments or documents, and taking any other actions that Lender deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(c)
all rights and remedies of Lender are cumulative and may be exercised singly or concurrently.  The failure to exercise any right or remedy will not be a waiver of such right or remedy.  Such rights and remedies may be enforced without prior judicial process or hearing.  Borrower agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.  Borrower hereby expressly waives any defenses Borrower might have to require Lender to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Collateral, or any other election of remedies.

ARTICLE IX

 Miscellaneous
9.01 Notices.

(a) All notices and other communications provided for herein shall be made as follows:
(i)	If to Borrower at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention General Counsel.
(ii)	If to Lender at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention General Counsel.
(b)
Any notice or demand required by any Loan Document shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.

9.02 Amendments and Waivers.
(a)
No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)
Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

9.03 Expenses; Indemnity; Damage Waiver.
(a)
Borrower agrees to indemnify and hold harmless Lender and each of its Related Parties (each, an "Indemnified Party") from and against, any and all claims, damages, losses, liabilities and related expenses (including the reasonable fees, charges and expenses of any counsel for any Indemnified Party), incurred by any Indemnified Party or any of its Related Parties arising out of, in connection with, or by reason of:

(i)
the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document or the consummation of the transactions contemplated by the Loan Documents;

(ii)	any Loan or the actual or proposed use of the proceeds therefrom; or

(iii)
any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Party is a party thereto;

(b)
Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party's activities in connection herewith or therewith (whether before or after the Closing Date).

(c)	All amounts due hereunder shall be payable promptly after demand is made for payment by Lender.
(d)
Borrower agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

9.04 Successors and Assigns.
 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.05 Survival.
All covenants, agreements, representations and warranties made by Borrower in the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not expired or terminated.
 9.06 Counterparts; Integration; Effectiveness.
 This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof.

9.07 Severability; Reformation.
If any term or provision of any Loan Document is determined to be invalid, illegal or unenforceable under applicable law, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof or invalidate or render unenforceable such term or provision in any other jurisdiction; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.
9.08 Governing Law; Jurisdiction; Consent to Service of Process.
 This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
 9.09 Headings.
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NLKW HOLDING, LLC,
as Borrower

By /s/ Robert D. Graham
Robert D. Graham,
Chief Executive Officer

VALHI, INC.,
as Lender

By /s/ Gregory M. Swalwell
Gregory M. Swalwell,
Executive Vice President, Chief Financial
 Officer and Chief Accounting Officer